EXHIBIT 10.7

AGREEMENT

Agreement entered into this 3rd day of September, 2003 between LSI INDUSTRIES INC. and ROBERT J. READY.

WHEREAS, Ready has served as an officer of LSI and rendered faithful and competent services to it;

WHEREAS, LSI and Ready desire to enter into an agreement to make certain provisions upon the retirement of Ready; and

WHEREAS, the Compensation Committee of LSI’s Board of Directors approved, on June 25, 2003, such an agreement for Ready and on September 3, 2003 approved the provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. At such time as Ready retires from LSI, a consulting agreement running three years from that date shall become effective. Ready shall be paid compensation for such services in each year at annual rates of 60%, 50% and 40%, respectively, of the average of his last five full fiscal year salary levels. Ready shall be available to consult with the Company’s officers or designated personnel at reasonable times during business hours on not less than 48 hours notice. Ready may fulfill his consulting obligation by telephone or electronic communication unless, in the reasonable opinion of the Company officer requesting the consultation, an in-person meeting is requested. Ready shall not be required to render consulting services for more than one day in each week or in any location other than greater Cincinnati.

This consulting arrangement may be terminated by LSI after eighteen months performance and at any time by Ready. During the period of consultation and for a period of one year after termination, Ready will not compete with the Company in any capacity in any area in which it operates, except that this provision shall not prohibit him from acquiring 5% or less of the outstanding common stock of any publicly-traded competitor. Ready shall keep confidential all business information concerning LSI he possesses at the time of retirement or he acquires during the period of consultancy during that period plus an additional three years.

2. If Ready becomes disabled while employed by LSI, LSI will make monthly payments to him for up to 50 months with the gross amount of each monthly payment equal to 60% of the average salary and bonus received by him in the last five full fiscal years, reduced by any Social Security payments to him. Payments shall be reduced by the gross amount of any payments made to Ready through any group or other disability insurance policy or program maintained by LSI. Disability shall be defined as the inability to perform expected services as an employee as a result of any injury or disease which was not intentionally self-inflicted and which LSI determines causes Ready to be completely and indefinitely incapable of performing his regular duties.

3. LSI shall maintain health insurance for Ready and his spouse and the survivor of them for a period of five years after termination of Ready’s employment due to retirement, disability or death. This insurance shall be at levels comparable for executives in Ready’s position at the time of termination of employment. This program shall satisfy LSI’s obligation to provide continuation coverage to Ready and his spouse under Section 4980B of the Internal Revenue Code.

4. If Ready dies while employed by LSI or while receiving the disability payments referred to in Section 2 above, LSI shall pay $1 million to the designated beneficiaries of Ready, or if none, to Ready’s estate, reduced by the gross amount of any payments made as disability compensation pursuant to Section 2 above and also reduced by any other insurance proceeds on Ready’s life received by Ready’s estate or beneficiaries from any policies of life insurance maintained by LSI.

5. Ready or, after his death, his estate or heirs, shall have the right to cause LSI, on three separate occasions, to register for public sale under the Securities Act of 1933, those shares of LSI Common Stock beneficially owned by him as of the date of this Agreement, which may not at the time of request be publicly sold without registration. This right to registration shall commence with the execution of this Agreement and end five years after Ready’s death. This registration right is conditioned upon LSI being able to utilize the SEC’s short-form registration statement, Form S-3, or its equivalent. LSI shall bear all costs of the registration except brokerage commissions which shall be the responsibility of Ready.

6. Ready shall be responsible for all taxes, including, without limitation, federal, state or local taxes, related to any action taken by LSI pursuant to this Agreement.

7. This Agreement may not be amended or modified except by written instrument signed by LSI and Ready.

8. This Agreement shall be binding upon the parties hereto and their successors, assigns, executors, administrators and beneficiaries.

9. This Agreement shall be subject to and construed according to the laws of the State of Ohio.

IN WITNESS WHEREOF, LSI and Ready have executed this Agreement on the date first set forth above.

LSI INDUSTRIES INC.

BY: /s/ Ronald S. Stowell

/s/ Robert J. Ready
Robert J. Ready